UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Wall, Suite 1800	79701
Midland, Texas	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Legacy Reserves Operating LP (the “Operating Partnership”), a Delaware limited partnership and wholly owned subsidiary of Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), has entered into a Development Agreement (the “Development Agreement”), dated July 2, 2015, with Jupiter JV LP (“Investor”), which was formed by certain of TPG Special Situations Partners’ investment funds. Pursuant to the Development Agreement, the Operating Partnership and Investor will participate in the funding, exploration, development and operation of certain of the Operating Partnership’s currently undeveloped oil and gas properties covering approximately 6,000 acres, restricted to certain depths, located in the University Block, RTF Block and Lea Hamon Block in the Permian Basin (collectively, the “Subject Assets”). The Operating Partnership shall operate the Subject Assets and any associated saltwater disposal wells and other infrastructure assets determined by the Operating Partnership to be necessary to develop and operate the Subject Assets to the extent set forth in an infrastructure forecast approved by Investor.

Under the terms of the Development Agreement, Investor will pay 95% of the costs to the parties’ combined interests to develop the Subject Assets (its “Development Costs Share”) and 80% of the costs to the parties’ combined interests to develop or construct associated saltwater disposal wells and other infrastructure. Concurrently with the Development Agreement, the Operating Partnership and Investor entered into an Asset Acquisition Agreement (the “Acquisition Agreement”) pursuant to which the Operating Partnership transferred to Investor an undivided 87.5% of the Operating Partnership’s working interest in the Subject Assets, subject to reversions upon the occurrence of certain events discussed below.

The amount of the costs to develop the Subject Assets and develop or construct associated saltwater disposal wells and other infrastructure under the Development Agreement (collectively, the “Development Costs”) will be proposed by the Operating Partnership in forecasts of tranches of proposed wells to be drilled during certain periods of time (each such period, a “carry period”) which are each estimated to be approximately 12 to 14 months. The Operating Partnership is obligated to drill the wells described in the proposed carry period forecast, subject to certain adjustments and the non-occurrence of certain events, and subject to the expiration of the carry period. The initial carry period will expire upon the first to occur of certain events, including, but not limited to, the Operating Partnership’s reasonable determination that the completion of one more well and associated infrastructure will exceed Investor’s funding obligation, Investor’s failure to meet its funding obligation, Investor’s election to terminate the carry period after a certain amount of time or the acquisition of 50% or more of the voting or economic interest in the Partnership followed by the subsequent reduction in responsibility of certain current members of executive management. Investor’s Development Costs Share of the portion of the Development Costs will be limited to $150 million for the initial carry period, subject to adjustment resulting from certain mutually agreed items, and may, subject to Investor’s consent, expand to an aggregate of $750 million over subsequent carry periods. In advance of spudding a well scheduled to be included in a subsequent carry period, the Operating Partnership shall propose a new carry period forecast describing the wells to be drilled and the infrastructure assets required for such wells in which Investor will elect whether or not to participate.

The terms of the Development Agreement provide for reversions upon the occurrence of the following events:

•
when Investor has achieved a return on investment of 1.0x (the “Interim Hurdle Date”), Investor’s working interest in the developed Subject Assets will revert to 63% of the Operating Partnership’s initial working interest, increasing the Operating Partnership’s interest to 37% of its initial working interest; and

•
at the first instance of Investor achieving a 15% internal rate of return in the aggregate with respect to a tranche of wells (a “Development Hurdle Date”), Investor’s interest in the tranche of wells and related infrastructure (except saltwater disposal wells) will revert to 15% of the Operating Partnership’s initial working interest while the remainder will revert to the Operating Partnership, increasing the Operating Partnership’s interest to 85% of its initial interest, and all the remaining undeveloped Subject Assets will revert to the Operating Partnership but remain available for future development under the Development Agreement.

The Development Agreement provides that Investor’s payment obligations can be suspended upon the occurrence of certain events based on anticipated financial metrics, certain operating cost overruns and changes in commodity prices, including the West Texas Intermediate price per barrel of crude oil averaging less than $40.00 over a period of 15 consecutive days, provided that Investor will be obligated to complete funding of any wells or infrastructure in progress.

The Operating Partnership shall have the right to make a cash payment to Investor in order to accelerate the Development Hurdle Date for wells completed in a carry period upon, among other things, (i) Investor’s failure to fund its Development Costs Share of the Development Costs, (ii) a permitted suspension for a specified period of time of Investor’s funding obligation, (iii) notice of Investor’s election to sell its interests in the undeveloped Subject Assets pursuant to a Sale Event (as described below) or (iv) the expiration of a certain period of time from the start or end of a carry period.

After the initial carry period, in certain instances, Investor has the option to initiate a sales process (a “Sale Event”) of its rights in the undeveloped portion of the Subject Assets (the “Undeveloped Assets”). Upon commencement of the Sales Event, the Operating Partnership shall have a 30-day period during which it may offer to purchase the Undeveloped Assets or make a cash payment to Investor in order to accelerate the Development Hurdle Date. If the Operating Partnership elects not to make an offer during this period or if Investor rejects its offer, Investor may offer its rights and the Operating Partnership’s rights in the Undeveloped Assets in the Sale Event to a third party; provided, that if the Operating Partnership does make an offer and any third party offer does not exceed the Operating Partnership’s offer by 10%, the Operating Partnership may submit to Investor a new offer. The proceeds from any such Sale Event shall be distributed 87.5% to Investor and 12.5% to the Operating Partnership until the Interim Hurdle Date and then 63% to Investor and 37% to the Operating Partnership until the Development Hurdle Date has been achieved and thereafter 100% to the Operating Partnership.

The Development Agreement contains customary transfer restrictions on each of the Operating Partnership’s and Investor’s ability to transfer their respective interests in the Subject Assets, including consents to transfer and a right of first offer provided to the Operating Partnership. The Development Agreement also contains an area of mutual interest provision under which the Operating Partnership must offer to Investor (subject to the economic terms above) at least 50% of its initial interest in any future horizontal development opportunities outside of the Subject Assets but within certain counties in Texas and New Mexico. With certain limited exceptions, the Development Agreement will terminate upon the expiration of the final carry period and achievement of the Development Hurdle Date with respect to all wells drilled under the Development Agreement or mutual agreement of the parties.

Concurrently with the Development Agreement, the Operating Partnership and Investor also entered into a Management Services Agreement, whereby the Operating Partnership will perform general, administrative and other services relating to the administration and operation of the Subject Assets in exchange for a monthly service fee. In advance of spudding any well under the Development Agreement, the Operating Partnership and Investor will enter into a customary Joint Operating Agreement to govern the drilling and operation of such well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

Date: July 9, 2015	/s/ James Daniel Westcott
James Daniel Westcott
Executive Vice President and Chief Financial Officer